As filed with the Securities and Exchange Commission on April 4, 2005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

AMN HEALTHCARE SERVICES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMN Healthcare Services, Inc.

12400 High Bluff Drive, Suite 100

San Diego, California 92130

Telephone: (866) 871-8519

April 4, 2005

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of AMN Healthcare Services, Inc. (the “Company” or “AMN”) at the Company’s headquarters located at 12400 High Bluff Drive, Suite 100, San Diego, California 92130 on May 4, 2005, at 8:30 a.m., Pacific Time. Details regarding admission to the Annual Meeting and the business to be conducted are more fully described in the accompanying formal notice of the Annual Meeting and proxy statement.

A copy of the Company’s Annual Report for the fiscal year ended December 31, 2004 is enclosed. The formal notice of the Annual Meeting, the proxy statement and the proxy card follow. It is important that your shares be represented and voted, regardless of the size of your holdings. Accordingly, whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card promptly so that your shares will be represented at the Annual Meeting. The proxy is revocable at any time before it is voted and will not affect your right to vote in person if you attend the Annual Meeting.

Thank you for your ongoing support of and continued interest in AMN.

Very truly yours,

Steven C. Francis
Chief Executive Officer

AMN Healthcare Services, Inc.

12400 High Bluff Drive, Suite 100

San Diego, California 92130

Telephone: (866) 871-8519

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO

BE HELD ON MAY 4, 2005 AT 8:30 A.M.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of AMN Healthcare Services, Inc. (the “Company”) will be held at the Company’s headquarters, located at 12400 High Bluff Drive, Suite 100, San Diego, California 92130 on May 4, 2005 at 8:30 a.m., Pacific Time, for the following purposes:

(1)	To elect seven directors to the Company’s Board of Directors to hold office until the next Annual Meeting or until their successors are duly elected and qualified;

(2)	To ratify the selection by the Company’s Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 10, 2005 as the record date for determination of stockholders of the Company entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Representation of at least a majority of the voting power represented by all outstanding shares is required to constitute a quorum at the Annual Meeting. Accordingly, it is important that your share(s) be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the self-addressed envelope enclosed for your convenience. The proxy is revocable at any time before it is voted and will not affect your right to vote in person if you attend the Annual Meeting.

April 4, 2005:	By Order of the Board of Directors,

Denise L. Jackson Senior Vice President, General Counsel and Secretary San Diego, California

YOUR VOTE IS IMPORTANT. ACCORDINGLY, THE COMPANY URGES YOU TO

COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

AMN Healthcare Services, Inc.

12400 High Bluff Drive, Suite 100

San Diego, California 92130

Telephone: (866) 871-8519

PROXY STATEMENT

for Annual Meeting of Stockholders

to be held on May 4, 2005

General

This proxy statement and proxy card, which are first being mailed to the stockholders of AMN Healthcare Services, Inc. (the “Company” or “AMN”) on or about April 8, 2005, is furnished to you in connection with the solicitation of proxies on behalf of the Board of Directors of AMN for use at the Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting is to be held at the Company’s headquarters, located at 12400 High Bluff Drive, Suite 100, San Diego, California 92130, on May 4, 2005 at 8:30 a.m., Pacific Time, or at any subsequent time which may be necessary by any adjournment of the Annual Meeting.

Proxies in proper form received by the time of the Annual Meeting will be voted as specified. Stockholders may specify their choices by marking the appropriate boxes on the enclosed proxy card. If a proxy card is dated, signed and returned without specifying choices, the shares will be voted as recommended by the Board of Directors FOR proposals (1) and (2). Business transacted at the Annual Meeting is confined to the purposes stated in the Notice of Annual Meeting. The proxy does, however, convey discretionary authority to the persons named in it to vote on such other business as may properly come before the Annual Meeting.

Shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), cannot be voted at the Annual Meeting unless the holder is present or represented by proxy.

Voting Securities

The Board of Directors, in accordance with the Amended and Restated Bylaws of the Company (the “Bylaws”), has fixed the close of business on March 10, 2005 as the record date (the “Record Date”) for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. At the close of business on that date, the outstanding number of voting securities of the Company was 28,344,162 shares of Common Stock.

For each share held as of the Record Date, each holder of Common Stock is entitled to one vote. If you hold your shares through a broker, you should contact your broker to determine the procedure by which you can vote.

The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the voting power represented by all outstanding shares constitutes a quorum. If a quorum is present at the Annual Meeting, the affirmative vote of a plurality of the votes cast by the stockholders present (in person or by proxy) and entitled to vote at the Annual Meeting is required for the election of each director (Proposal 1) and the affirmative vote of a majority of the voting power present (in person or by proxy) and entitled to vote at the Annual Meeting is required for ratification of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2005 (Proposal 2).

Revocability of Proxies

A stockholder giving a proxy may revoke it at any time before it is voted by giving the Secretary of the Company a letter revoking the proxy or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not alone constitute the revocation of a proxy.

PROPOSAL 1:

ELECTION OF DIRECTORS

Nominees for the Board of Directors

Seven directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting or until their successors are duly elected and qualified, or until the director resigns, is removed, or becomes disqualified. The proxy will be voted in accordance with the directions stated on the card, or if no directions are stated, for election of each of the seven nominees listed below. Upon the recommendation of the Corporate Governance Committee, the members of the Board of Directors have nominated for election the seven current directors of the Company. The director nominees for election named below are willing to be duly elected and to serve. If any such nominee is not a candidate for election at the Annual Meeting, an event that the Board of Directors does not anticipate, the proxies will be voted for a substitute nominee. Information with respect to the business experience and affiliations of the Company’s director nominees is set forth below.

Director Nominees:

Robert B. Haas, age 57, has served as the Company’s Chairman of the Board of Directors and a director since November 1999, except for a brief period from November 3, 2004 through November 16, 2004. Mr. Haas also serves as a member of the Company’s Executive Committee. Mr. Haas has been actively involved in private business investments since 1978, specializing in leveraged buyouts. He has served as Chairman of the Board of Directors and Chief Executive Officer of Haas Wheat & Partners, L.P., a private investment firm specializing in leveraged acquisitions, since 1992. Mr. Haas also serves as a director of Playtex Products, Inc. Mr. Haas has announced that he will step down from his position as Chairman of the Company’s Board of Directors effective May 4, 2005, in conjunction with the Annual Meeting of Stockholders. He will continue to serve as a director and Chairman of the Company’s Executive Committee.

Steven C. Francis, age 50, co-founded the Company’s predecessor, AMN Healthcare, Inc., in 1985. He has been an executive officer and director since 1985, and the Company’s Chief Executive Officer since June 1990. Mr. Francis also serves as a member of the Company’s Executive Committee. Mr. Francis served as the Company’s President from 1990 to 2003. Prior to 1985, Mr. Francis served in several management positions in the hospitality industry. In addition, he served in the Nevada State Assembly from 1983 to 1987 and was elected as the Majority Leader from 1985 to 1987. Mr. Francis serves as a board member of the San Diego Regional Economic Development Corporation, the San Diego Symphony, the San Diego YMCA, and Father Joe’s Villages, one of the largest private homeless shelter organizations in the United States. Mr. Francis has announced that he will step down from his position as the Company’s Chief Executive Officer and will assume the role of Executive Chairman of the Company’s Board of Directors effective May 4, 2005, in conjunction with the Annual Meeting of Stockholders.

Susan R. Nowakowski, age 40, joined the Company in 1990 and has been a director since September 2003. She has been the Company’s President since May 2003 and Chief Operating Officer since December 2000. Ms. Nowakowski also served as the Company’s Secretary from October 2001 through May 2003; as Executive Vice President from January 2002 through May 2003; and as the Company’s Senior Vice President of Business Development from September 1998 to December 2000. Following the Company’s acquisition of Medical Express, Inc., she was additionally appointed President of Medical Express, Inc. in April 1999. She also served as the Company’s Chief Financial Officer and Vice President of Business Development from 1990 to 1993 and 1993 to 1998, respectively. Prior to joining the Company, Ms. Nowakowski worked as a financial analyst at a subsidiary of Eli Lilly & Co. and as the finance manager of BioVest Partners, a venture capital firm. Ms. Nowakowski also serves as a director of Playtex Products, Inc. Ms. Nowakowski will assume the role of Chief Executive Officer of the Company effective May 4, 2005, in conjunction with the Annual Meeting of Stockholders.

William F. Miller III, age 55, has served as a director of the Company since November 1999. Mr. Miller also serves as a member of the Company’s Audit, Compensation and Stock Plan, and Corporate Governance

Committees. Mr. Miller is currently Chairman, Chief Executive Officer and a director of HMS Holdings Corp., a healthcare information technology company. From 1983 to 1999, Mr. Miller served as President and Chief Operating Officer of EmCare Holdings, an emergency medical services company. Prior to joining EmCare, Mr. Miller held financial and management positions in the healthcare industry, including positions as chief executive officer and chief financial officer of various hospitals, and administrator/director of operations of a multi-specialty physician group practice. Mr. Miller also serves as a director of Lincare Holdings, Inc.

Andrew M. Stern, age 56, has served as a director of the Company since November 2001. Mr. Stern also serves as a member of the Company’s Audit, Compensation and Stock Plan and Corporate Governance Committees. Mr. Stern has served as Chairman of the Board and Chief Executive Officer of Sunwest Communications, Inc., a public relations firm, since 1983. Mr. Stern also serves as a director of Dallas National Bank, the Texas Healthcare Trustees Association and as an advisory director of NeoSpire, Inc. In addition, he serves as the Chairman of Medical City Dallas Hospital.

Douglas D. Wheat, age 54 has served as a director of the Company since November 1999, with the exception of a brief period from November 3, 2004 through November 16, 2004. Mr. Wheat also serves as a member of the Company’s Executive and Corporate Governance Committees. Mr. Wheat has served as President of Haas Wheat & Partners, L.P., a private investment firm specializing in leveraged acquisitions, since 1992. He also serves as Chairman and a director of Playtex Products, Inc.

Kenneth F. Yontz, age 60, has served as a director of the Company since May 2004. He also serves as Chairman of the Board of Sybron Dental Specialties, Inc., a dental supplies and orthodontic appliances company. He served as Chairman, President and Chief Executive Officer of Sybron International Corporation from October 1987 until December 2000. He also served as Chairman of the Board of Apogent Technologies, Inc., a laboratory and life sciences company until its merger into Fisher Scientific. Mr. Yontz currently serves as a director of Rockwell Automation, Inc.

Vote Required

The vote required for the election of directors is a plurality of the votes cast and entitled to vote on the election of directors, provided a quorum is present. Abstentions and broker non-votes will not affect the outcome of the election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF

EACH OF THE SEVEN (7) DIRECTOR NOMINEES NAMED ABOVE.

Corporate Governance

Corporate Governance Guidelines.    All of the Company’s corporate governance materials, including the Corporate Governance Guidelines and board committee charters and codes of ethics, are published in the Corporate Governance section of the Company’s web site at www.amnhealthcare.com. These materials also are available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, committee charters and key practices as warranted. Any modifications are reflected on the Company’s web site.

Director Independence.    The Board of Directors has adopted categorical standards for director independence. Under these standards, a director will not be considered independent if the director does not qualify as independent under Rule 303A.02(b) of the New York Stock Exchange Listed Company Manual; the director or an immediate family member is a partner of or of counsel to a law firm that performs substantial legal services for the Company on a regular basis; or the director or an immediate family member is a partner, officer or employee of an investment bank or consulting firm that performs substantial services for the Company on a regular basis for which they receive compensation. The following relationships would not be considered to be material relationships that would impair a director’s independence: the director or an immediate family member is an executive officer of another company that does business with the Company and the annual sales to, or purchases from, the Company are less than one percent of the annual revenues of the company he or she serves as an executive officer; the director or an immediate family member is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company he or she serves as an executive officer and such indebtedness is not past due; or the director or an immediate family member serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than one percent of that organization’s total annual charitable receipts. The Board of Directors has determined that Robert B. Haas, William F. Miller III, Andrew M. Stern, Douglas D. Wheat and Kenneth F. Yontz each meet these categorical standards for director independence.

Codes of Ethics.    The Company has adopted a Code of Business Conduct and Ethics, and a Code of Ethics for the Principal Executive Officer and Senior Financial Officers.

Meetings of the Board of Directors and Certain Committees of the Board of Directors

During 2004, the Board of Directors met five times and took action by unanimous written consent eight times. No member of the Board of Directors attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and (ii) the number of meetings held by all committees of the Board of Directors (during the periods that he served on such committees). Directors are also encouraged but not required to attend the Company’s Annual Meeting of Stockholders. Each of the Company’s directors attended the Company’s 2004 Annual Meeting of Stockholders.

The Company has standing Audit, Corporate Governance, Executive and Compensation and Stock Plan Committees. The current functions and members of each committee are described below.

Audit Committee.    During 2004, the Audit Committee was composed of William F. Miller III, Andrew M. Stern and Kenneth F. Yontz. The Audit Committee met nine times in 2004 and took action by unanimous written consent once. The Board of Directors has determined that Mr. Miller satisfies the criteria for “an audit committee financial expert” as that term is used in Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act. All members of the Audit Committee meet the criteria for independence set forth in Rule 10A-3 under the Securities Exchange Act of 1934 and Section 303A of the New York Stock Exchange Listed Company Manual.

The duties of the Audit Committee are set forth in its charter, which was adopted by the Board of Directors on October 17, 2001 and amended in September 2003. The Audit Committee is charged with the responsibility of overseeing the financial reporting process of the Company. In the course of performing its functions, the Audit Committee (i) reviews the Company’s internal accounting controls and audited financial statements; (ii) reviews with the Company’s independent registered public accounting firm the scope of their audit, their report and their recommendations; (iii) considers the possible effect on the independence of such accountants in approving non-audit services requested of them; and (iv) appoints the Company’s independent registered public accounting firm, subject to ratification by the Company’s stockholders.

Corporate Governance Committee.    During 2004, the Corporate Governance Committee was composed of Douglas D. Wheat, William F. Miller III, Andrew M. Stern and Mr. Kenneth F. Yontz. Mr. Wheat resigned from the Company’s Board of Directors effective November 3, 2004, and was reappointed to the Board, effective November 17, 2004. Mr. Yontz served on the Corporate Governance Committee from November 3, 2004 through November 16, 2004. During 2004, the Corporate Governance Committee met three times. All members of the Corporate Governance Committee meet the standards for independence required by the New York Stock Exchange.

Committee Responsibilities.    The duties of the Corporate Governance Committee are set forth in its charter adopted by the Board of Directors in October 2001. The Corporate Governance Committee (i) identifies and recommends individuals qualified to become members of the Board of Directors; (ii) evaluates the corporate governance guidelines applicable to the Company; (iii) reviews the Board of Director’s performance on an annual basis; and (iv) makes recommendations with respect to potential successors to the Chief Executive Officer.

Director Nominee Procedures.    In evaluating and determining whether to recommend a person as a candidate for election as a director, the Committee considers the qualifications set forth in the Company’s corporate governance guidelines including issues of judgment, business and management experience (including financial expertise), leadership, strategic planning, diversity and understanding of the healthcare industry.

The Corporate Governance Committee will consider shareholder recommendations of qualified nominees when such recommendations are submitted in accordance with the procedures below. In order to have a nominee considered by the Corporate Governance Committee for election at the 2006 annual meeting, a shareholder must submit the recommendation in writing to the attention of the Company’s Secretary at the Company’s headquarters not later than December 9, 2005. Any such recommendation must include:

•	the name and address of the candidate;

•	a brief biographical description of the candidate, including the candidate’s occupation for at least the last five years, and a statement of the qualifications of the candidate taking into account the qualifications requirements set forth in the Company’s Corporate Governance Guidelines; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement.

Once the Company receives the recommendation, it will deliver to the candidate a questionnaire that requests additional information about the candidate’s independence, qualifications and other matters that would assist the Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company’s proxy statement or other regulatory filings, if nominated. Candidates must complete and return the questionnaire within the timeframe provided to be considered for nomination by the Committee.

The Corporate Governance Committee utilizes a broad approach for identification of director nominees and may seek recommendations from its directors, officers, shareholders or it may choose to engage a search firm. The Committee evaluates nominees on the basis of the criteria outlined in its Corporate Governance Guidelines and applies the same criteria to all candidates it considers, including any candidates submitted by shareholders. The Committee may also engage a third party to conduct or assist with the evaluation. The Committee did not receive a recommendation for a director nominee from any shareholder during 2004.

Compensation & Stock Plan Committee.    During 2004, the Compensation & Stock Plan Committee was composed of Kenneth F. Yontz, William F. Miller III and Andrew M. Stern. The Committee met three times and took action by unanimous written consent six times in 2004.

The duties of the Compensation and Stock Plan Committee are set forth in its charter adopted in March 2004. The Committee reviews, administers, and where applicable, makes recommendations to the Board of Directors with respect (i) to the compensation of all officers and directors, and (ii) the Company’s incentive compensation plans and equity-based plans. The Committee also evaluates the performance of the Chief Executive Officer. All members of the Compensation and Stock Plan Committee meet the standards for independence required by the New York Stock Exchange.

Executive Committee.    During 2004, the Executive Committee was composed of Robert B. Haas, Steven C. Francis and Douglas D. Wheat. The Executive Committee exercises the power of the Board of Directors in the interval between meetings of the Board of Directors. The Executive Committee met once and took action by unanimous written consent three times in 2004. Mr. Haas and Mr. Wheat resigned from the Company’s Board of Directors effective November 3, 2004, and were reappointed to the Board, effective November 17, 2004.

Executive Sessions of Non-Management Directors

The Board of Directors has regularly scheduled meetings during the year for non-management directors without management present. It is anticipated that Mr. Robert B. Haas, Chairman of the Executive Committee, will preside at regularly scheduled meetings of non-management directors during the 2005 fiscal year. The non-management directors may meet without management present at such other times as determined by the presiding director.

Communications with the Board of Directors

The Board of Directors has established the following procedure for shareholders to communicate with members of the Board of Directors and for all interested parties to communicate with the presiding director or the non-management directors as a group. All such communications should be addressed to the attention of the Company’s Secretary at the Company’s headquarters, 12400 High Bluff Drive, Suite 100, San Diego, CA 92130. The Secretary collects and maintains a log of all such communications and forwards any that the Secretary believes require immediate attention to the appropriate member or group of members of the Board, who determine how such communications should be addressed.

Compensation of Non-Employee Directors

The Company pays non-employee directors annual remuneration of $10,000, $2,500 for each Board of Directors meeting that they attend and $1,000 for each Committee meeting that they attend. Messrs. Haas and Wheat have chosen to not accept the annual retainer and meeting fees. The Chairman of the Audit Committee receives an additional annual fee of $10,000. Directors are also reimbursed for out-of-pocket expenses incurred in connection with their service.

On May 18, 2004, the Company granted William F. Miller III, Andrew M. Stern, and Kenneth Yontz options to purchase 60,000 shares each of Common Stock at an exercise price equal to $14.94 per share, the fair market value of the Common Shares on the date of grant. These options vest in equal installments over three years with the first 33% becoming exercisable on the earlier of the anniversary of the date of grant or the day prior to the Company’s annual meeting of shareholders.

Non-Director Executive Officers

David C. Dreyer joined the Company in September 2004 as Chief Financial Officer and Chief Accounting Officer. From 1997 to 2004, Mr. Dreyer worked as Chief Financial Officer and Chief Accounting Officer at Sicor, Inc., a manufacturer of complex pharmaceuticals with operations in the United States, Italy, Mexico, Lithuania, China and Switzerland, recently acquired by Teva Pharmaceutical Limited. Prior to Sicor, Mr. Dreyer served in related senior financial positions within the pharmaceutical industry, working for Elan Corporation plc, Athena Neurosciences, and Syntex. He is a Certified Public Accountant in California.

Denise L. Jackson joined the company in October 2000 and serves as Senior Vice President, General Counsel and Secretary of the Company. From 1995 to September 2000, Ms. Jackson worked for The Mills Corporation, a publicly traded real estate investment trust, serving as Vice President and Senior Counsel from 1998 to 2000. She is licensed as an attorney in California, the District of Columbia and Arizona.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than ten percent of the Company’s Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the “SEC”). Directors, executive officers and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 that they file.

The Company believes that all of its directors, executive officers and greater than ten percent beneficial owners complied with all filing requirements applicable to them in 2004.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

The Summary Compensation Table shown below sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for the Chief Executive Officer and other executive officers (“the named executive officers”) for the 2004, 2003 and 2002 fiscal years.

SUMMARY COMPENSATION TABLE
	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation($)(1)	Restricted Stock Awards	Securities Underlying Options(#)
Steven C. Francis Chief Executive Officer	2004 2003 2002	518,510 500,000 452,885	— 124,428 450,000	— — 519	— — —	200,000 200,000 200,000

Susan R. Nowakowski President and Chief Operating Officer	2004 2003 2002	441,005 346,692 328,846	— 65,600 168,000	15,198 15,441 12,980	— — —	160,000 120,000 60,000

Donald R. Myll Chief Financial Officer, Chief Accounting Officer and Treasurer (2)	2004 2003 2002	190,903 275,000 251,442	— 45,102 140,000	6,855 11,750 9,678	— — —	— 60,000 50,000

David C. Dreyer Chief Financial Officer and Chief Accounting Officer(2)	2004	81,250	36,685	619	—	100,000

(1)	Amounts consist of compensation received from employer matching contributions to the Company’s Executive Non-Qualified Excess Plan.

(2)	Mr. Myll resigned from his employment with the Company as Chief Financial Officer and Chief Accounting Officer effective August 11, 2004. Mr. Dreyer was appointed as Chief Financial Officer and Chief Accounting Officer of the Company effective September 20, 2004.

Option/SAR Grants in 2004

The Company granted the following stock options to named executive officers in 2004. The Company has never issued any stock appreciation rights.

Individual Grants
Name	Number of Securities Underlying Options Granted(1)(#)	Percentage of Total Options Granted to Employees in 2004	Exercise or Base Price	Expiration Date	Grant Date Present Value(2)($)
Steven C. Francis	200,000	22.25%	14.94	May 18, 2014	1,522,000

Susan R. Nowakowski	160,000	17.80%	14.94	May 18, 2014	1,217,600

David C. Dreyer	100,000	11.12%	11.83	September 20, 2014	575,000

Donald R. Myll	—	—	—	—	—

(1)	Options to purchase an aggregate of 460,000 shares of Common Stock were granted to the named executive officers during 2004. These options were granted at an exercise price equal to the fair market value of the Common Shares on the date of grant. These options vest in equal annual installments over 4 years, with the first 25% becoming vested on the first anniversary of the date of the grant.

(2)	The present value of stock option grants is estimated using the Black-Scholes option-pricing model with the following assumptions on each of the option grant dates indicated below. These amounts are provided as estimates of future opportunity. The ultimate value each named officer realizes will depend on a variety of factors, including the Company’s stock price, their continued employment and the timing of their exercise of options.

Options Granted on May 18, 2004:		Options Granted on September 20, 2004:

Expected life	5 years	Expected life	5 years
Risk-free interest rate	3.90%	Risk-free interest rate	3.40%
Volatility	54%	Volatility	52%
Annual dividend yield	0%	Annual dividend yield	0%

Equity Compensation Plan Information at December 31, 2004

The following table sets forth information as of December 31, 2004 regarding compensation plans under which the Company’s equity securities are authorized for issuance.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	6,770,693	$8.51	1,633,400
Equity compensation plans not approved by security holders	—	—	—
Total	6,770,693	$8.51	1,633,400

Aggregated Option Exercises in 2004 and Year-End Option Values

The following table sets forth information concerning options that the Company’s named executive officers exercised during 2004 and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2004. The table also reports values for “in-the-money” options that represent the positive spread between the exercise prices of such options and $15.91 per share, the closing sale price of the Common Stock on the New York Stock Exchange on December 31, 2004.

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004 ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Steven C. Francis	—	—	2,916,449	450,000	31,663,298	1,128,500
Susan R. Nowakowski	—	—	464,405	280,000	4,740,234	715,900
David C. Dreyer	—	—	—	100,000	—	408,000
Donald R. Myll	223,822	1,269,886	—	—	—	—

Management Compensation Incentive Plans

Bonus Plans

The Company’s Senior Management Incentive Bonus Plan (the “Bonus Plan”), approved by the Company’s shareholders in May 2003 provides incentives and rewards to designated officers and/or key employees for achievement of annual financial goals. The Compensation & Stock Plan Committee administers the Bonus Plan. The Company’s Board of Directors may resolve to administer the Bonus Plan, thereby assuming all the functions of the Compensation & Stock Plan Committee under the Bonus Plan. Under the Bonus Plan, subject to the Board of Director’s approval, the Compensation and Stock Plan Committee designates for each “performance period” (which is the period during which performance is measured to determine the level of attainment of an award) which participants are eligible for an award, the performance criteria for the performance period and the maximum award. This information is communicated to each participant prior to or at the beginning of the performance period.

The Compensation and Stock Plan Committee has the power to amend the plan at any time and may amend any outstanding award granted under the plan, provided that no amendment may be made without the approval of the Company’s shareholders of the effect of such amendment would be to cause outstanding or pending 162(m) bonus awards to cease to qualify for the performance-based compensation exception to Section 162(m) of the Internal Revenue Code. Adopting and maintaining this Bonus Plan does not preclude the Company from establishing other compensation plans or making awards outside of the plan.

Stock Option Plans

In July 2001, the Company’s 2001 Stock Option Plan was established to provide a means to attract and retain employees. At the Company’s annual meeting of stockholders on May 18, 2004, a majority of the shareholders voted in favor of amending this plan to change its name from the Company’s 2001 Stock Option Plan to the Company’s Stock Option Plan, and to increase the total number of shares authorized for issuance to 4,178,013. Subject to certain conditions, unless the Plan is otherwise modified, a maximum of 544,500 options may be granted to any one person in any calendar year. Exercise prices will be determined at the time of grant and will be no less than fair market value of the Common Stock on the date of the grant. Unless otherwise provided at the time of the grant, the options shall vest in increments of 25% on each of the first four anniversaries of the date of grant. The Plan expires on July 23, 2011. At December 31, 2004, options to purchase 2,895,887 shares of Common Stock had been granted, of which 1,282,126 remained available for future grants.

In November 1999, the Company established two performance stock option plans, the 1999 Performance Stock Option Plan and the 1999 Super Performance Stock Option Plan (collectively, the “1999 Plans”) to provide for the grant of options to the Company’s senior management. The number of shares of Common Stock authorized for issuance under the 1999 Plans is 5,532,923. At December 31, 2004, 351,274 shares of Common Stock remained available for future grants under the 1999 Plans. The 1999 Plans terminate on November 18, 2009. Pursuant to the amended provisions of the 1999 Plans, all options granted prior to the Company’s initial public offering under the 1999 Plans are fully vested and exerciseable.

Executive Nonqualified Excess Plan

The Company’s subsidiary, AMN Healthcare, Inc., adopted an Executive Nonqualified Excess Plan in January 2002 in order to assist members of the Company’s senior management to elect to defer some compensation. The Executive Nonqualified Excess Plan is not intended to be tax qualified and is an unfunded plan. This plan is primarily composed of deferral credits and all income and losses attributable thereto. Discretionary matching contributions to the plan are made that vest incrementally so that the employee is fully vested in the match following five years of employment with the Company. The Company made matching contributions totalling $22,672 in 2004 to the named executive officers.

Employment and Severance Agreements

The Company is party to an employment agreement with Steven C. Francis which provides that Mr. Francis will serve as the Company’s Chief Executive Officer and as a member of the Board of Directors. The agreement provides that Mr. Francis will receive a base salary of $300,000 per year (increased annually at the discretion of the Board of Directors), an annual bonus opportunity subject to meeting certain performance based criteria, participation in the Company’s stock option plans, eligibility for the Company’s employee benefit plans and other benefits provided in the same manner and to the same extent as to the Company’s other senior management. On September 25, 2003, the Company entered into an amendment of the Mr. Francis’ employment agreement that renewed the employment agreement until December 31, 2004 or until the Company terminates his employment or he resigns, if earlier. If not terminated prior to December 31, 2004, the agreement will automatically renew for additional one-year periods unless either party gives 90 days’ prior written notice of its intent to terminate the agreement. Mr. Francis’s employment agreement provides that he will receive severance benefits if the Company voluntarily terminates his employment for any reason other than “cause” (as defined in the agreement), in the event of his disability or death or if he terminates his employment for “good reason” (as defined in the agreement). In the event of such termination, Mr. Francis or his estate, as applicable, will be entitled to any earned but unpaid base salary, an immediate lump sum severance payment of two years of base salary, plus his bonus for the year of termination. In addition, Mr. Francis has the right to resign for any reason or no reason within 90 days following a “change of control” (as defined in the agreement) and have such resignation be treated as “good reason.” Under some circumstances, amounts payable under Mr. Francis’s employment agreement are subject to a full “gross-up” payment to make Mr. Francis whole in the event that he is deemed to have received “excess parachute payments” under Section 280G and 4999 of the Internal Revenue Code. Mr. Francis’s employment agreement also contains a confidentiality agreement and a covenant not to solicit during its term and for a period of two years thereafter.

The Company also is party to executive severance agreements with the other named executive officers, Susan R. Nowakowski and David C. Dreyer. The respective severance agreements provide that these individuals will receive severance benefits if the Company terminates their employment without cause (as defined in the agreements). Benefits include cash payments over a 12-month period equal to the executive’s annual salary plus reimbursement for the COBRA health coverage for the executive’s health insurance for that 12-month period (or until the executive becomes eligible for comparable coverage under another employer’s health plans, if earlier). Each executive severance agreement contains a requirement that the executive execute a general release in favor of the Company as a condition to receiving the severance payments.

REPORT OF THE COMPENSATION & STOCK PLAN COMMITTEE

The Compensation & Stock Plan Committee of the Board, which met three times and took action by unanimous written consent six times during 2004, reviews and approves the compensation of the Company’s officers and management personnel and administers the Company’s employee benefit plans.

Executive Officer Compensation Report and Policy and Performance Measures

The Company’s executive officers are eligible for a base salary, performance bonus and equity incentives under the Company’s Bonus Plan and Stock Option Plan, respectively, and standard employee benefits. In general, significant portions of total compensation are performance based.

The Compensation and Stock Plan Committee considers national and staffing industry peer group cash and equity compensation benchmarks and other information supplied by outside consultants in setting compensation levels for the Company’s executive officers. Adjustment of base salaries involves consideration of competitive data, assessment of performance, position tenure and internal comparability. As mentioned above, executives are eligible to receive annual performance cash bonuses under the Company’s Senior Management Incentive Bonus Plan.

Based on the performance targets approved by the Compensation and Stock Plan Committee for the 2004 Performance Period (which was the calendar year) under the Company’s Senior Management Bonus Plan, no bonuses were earned by or paid to the Company’s named executive officers for 2004 with the exception of a guaranteed incentive bonus for David F. Dreyer, who joined the Company in 2004, as set forth in the Summary Compensation Table above. The Compensation and Stock Plan Committee believes that the named executive officers’ compensation in 2004 was comparable to compensation packages with that of officers of other companies similar to the Company and appropriate given their respective business experience and responsibilities.

Compensation & Stock Plan Committee Members

Kenneth F. Yontz

William F. Miller III

Andrew M. Stern

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the Company’s financial reporting process, including establishing and maintaining disclosure controls and procedures, establishing and maintaining internal control over financial reporting, evaluating the effectiveness of disclosure controls and procedures, evaluating and expressing an opinion on the effectiveness of internal control and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.

KPMG is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor, evaluate and oversee these processes. The Audit Committee members are not employees of the Company, and are not professional accountants or auditors. The Audit Committee’s primary purpose is to assist the Board of Directors to fulfill its oversight responsibilities by reviewing the financial information provided to stockholders and others, the systems of internal controls which management has established to preserve the Company’s assets and the audit process. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America. In giving the Audit Committee’s recommendation to the Board of Directors, they have relied on management’s representations that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in their report on the Company’s consolidated financial statements.

The Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm. The members of the Audit Committee are independent as defined by Section 303A of the New York Stock Exchange Listed Company Manual.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm management’s report on the effectiveness of the Company’s internal control over financial reporting as well as KPMG’s report related to its audit of (i) the consolidated financial statements; (ii) management’s assessment of the effectiveness of internal control over financial reporting; and (iii) the effectiveness of internal control over financial reporting. The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit

Committees). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with KPMG the firm’s independence from the Company and its management. The Audit Committee also considered whether KPMG’s provision of non-audit services to the Company is compatible with KPMG’s independence. KPMG advised the Audit Committee that KPMG was and continues to be independent accountants with respect to the Company.

The Audit Committee discussed with KPMG the overall scope and plans for their audits. The Audit Committee has met with KPMG, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based upon the Audit Committee’s discussions with management, KPMG and the Audit Committee’s review of the representations of management and the report of KPMG to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC.

Audit Committee Members

William F. Miller III

Andrew M. Stern

Kenneth F. Yontz

PROPOSAL 2:

RATIFICATION OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On December 7, 2004, upon the recommendation of the Audit Committee, the Company’s Board of Directors selected KPMG to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2005. The Board of Directors proposes and recommends that the stockholders ratify this selection.

Vote Required

The vote required for the ratification of the selection of KPMG is the affirmative vote of a majority of the voting power present (in person or by proxy) and entitled to vote on such ratification, provided that a quorum is present at the Annual Meeting. An abstention from voting on the proposal will have the effect of a “no” vote. Broker non-votes are considered not cast and therefore will not affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the Record Date regarding (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the named executive officers and (iv) all executive officers and directors as a group. Except as otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

Robert B. Haas, the Company’s Chairman of the Board, and the HWP stockholders beneficially own shares representing approximately 46% of the voting power of the Common Stock and have informed the Company that they intend to cause all such shares to be voted in favor of Proposals 1 and 2 listed in the accompanying Notice of Meeting. See the table and footnote (1) below for a description of the group comprised of the HWP stockholders and other persons and entities affiliated with them.

Beneficial ownership includes shares for which a person, directly or indirectly, has or shares voting or investment power, or both, and also includes options and warrants which are exercisable within 60 days following the Record Date.

Name	Number of Shares Beneficially Owned	Percent of Class
Robert B. Haas (1)	12,931,303	45.6. %
HWH Capital Partners, L.P.	6,012,136	21.2%
HWH Nightingale Partners, L.P.	4,608,575	16.2%
HWP Nightingale Partners II, L.P.	1,661,548	5.9%
HWP Capital Partners II, L.P.	649,044	2.3%
Eastbourne Capital Management L.L.C (2).	4,118,653	14.5%
Steven C. Francis (3)	3,233,271	11.4%
Wasatch Advisors, Inc. (4)	3,196,125	11.3%
Susan R. Nowakowski (5)	509,705	*
William F. Miller III (6)	158,000	*
Andrew M. Stern (7)	29,860	*
Douglas D. Wheat (8)	0	*
Kenneth F. Yontz (9)	20,000	*
David C. Dreyer	0	*
Denise L. Jackson (10)	69,775	*
All directors, director nominees and executive officers as a group (11)	16,951,914	59.81%

*	Less than 1%

(1)	Represents shares held by the following entities:

•	6,012,136 shares held by HWH Capital Partners, L.P.

•	4,608,575 shares held by HWH Nightingale Partners, L.P.

•	1,661,548 shares held by HWP Nightingale Partners II, L.P.

•	649,044 shares held by HWP Capital Partners II, L.P.

The ultimate general partner of each of these limited partnerships is either a limited liability company or a corporation, in each case controlled by Mr. Haas. By virtue of his control over each such limited liability company and corporation, Mr. Haas has sole voting and dispositive power over these 12,931,303 shares. The address of each of the limited partnerships listed above is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201.

(2)	Eastbourne Capital Management L.L.C.’s address is 1101 Fifth Avenue, Suite 160, San Rafael, CA 94901.

(3)	Includes 214,422 shares owned by the Francis Family Trust dated May 24, 1996, as amended. Mr. Francis and his wife Gayle Francis are each Trustees of such trust. As a result, he has investment power over these shares and is therefore deemed to have beneficial ownership of these shares. Includes options for 3,016,449 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date.

(4)	Wasatch Advisors, Inc.’s address is 150 Social Hall Avenue, Salt Lake City, UT 84111.

(5)	Includes options for 509,405 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date.

(6)	Mr. Miller’s address is c/o HMS Holdings Corp. McKinney, Suite 1801, Dallas, Texas 75201. Includes options for 29,360 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date.

(7)	Mr. Stern’s address is c/o Sunwest Communications, Inc., 2 Lincoln Center, 5420 LBJ Freeway, Suite 1475, Dallas, Texas 75240. Includes options for 29,360 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date.

(8)	Mr. Wheat’s address is c/o Haas Wheat Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201.

(9)	Mr. Yontz’s address is c/o AMN Healthcare Services, Inc., 12400 High Bluff Drive, Suite 100, San Diego, CA, 92130. Includes options for 20,000 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days of the record date.

(10)	Includes options for 69,775 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days of the record date.

(11)	The percentage of outstanding shares owned includes 12,931,303 shares owned by the HWP stockholders and 214,422 shares owned by the Francis Family Trust dated May 24, 1996, as amended. Includes options for 3,016,449 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date.

COMPARATIVE STOCK PERFORMANCE GRAPHS

The graph below compares the total stockholder return on the Company’s Common Stock with the total stockholder return of (i) the New York Stock Exchange (“NYSE”) Market Index and (ii) the Dow Jones Group-Index of Health-Care Providers (“HEA”), the Company’s peer group index, assuming an investment of $100 on November 13, 2001 (the first day of trading in the Company’s common stock) in the Company’s Common Stock, the stocks comprising the HEA and the stocks comprising the NYSE Market Index.

COMPARISON CUMULATIVE TOTAL RETURN

AMONG AMN HEALTHCARE SERVICES, INC., NYSE MARKET INDEX

AND DOW JONES GROUP-INDEX OF HEALTH-CARE PROVIDERS (PEER GROUP INDEX)

ASSUMES $100 INVESTED ON NOV. 13, 2001

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING DEC. 31, 2004

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG served as the Company’s principal independent registered public accounting firm for 2004. Representatives from KPMG will be present at the Annual Meeting of Stockholders, will be given the opportunity to make a statement if they so desire and are expected to be available to respond to any appropriate questions. The fees paid or accrued for audit services and the fees paid for audit related, tax and all other services rendered by KPMG for each of the last two years are as follows:

Audit Fees:    KPMG billed $975,000 and $260,000 for audit fees in 2004 and 2003, respectively. Audit fees consist of fees for professional services rendered in connection with the annual audit of the Company’s consolidated financial statements, reviews of the interim consolidated financial statements included in quarterly reports and fees for SEC registration statement services. In 2004, audit fees also included fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting; and (ii) the effectiveness of internal control over financial reporting.

Audit-Related Fees:    KPMG billed $6,000 and $25,000 for audit-related services in 2004 and 2003 respectively. Audit-related fees consist principally of fees for consultation on accounting standards or transactions and fees related to a subscription to an on-line research tool licensed from the independent registered public accounting firm. In 2003, audit-related fees also included fees for professional services rendered in connection with the registration of the Company’s self-tender offer.

Tax Fees:    KPMG billed $10,000 and $188,000 in 2004 and 2003 respectively for tax services. Fees in 2004 consisted of tax consultation and fees in 2003 consisted of tax consultation and tax compliance.

All Other Fees:    KPMG billed $0 and $26,000 for all other services in 2004 and 2003, respectively. Fees in 2003 related to the Company’s self-tender offer.

Pursuant to the Audit Committee Charter, it is the policy of the Audit Committee to review in advance, and grant any appropriate pre-approvals of all auditing services to be provided by the independent registered public accounting firm and all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Securities Exchange Act, and in connection therewith, to approve all fees and other terms of engagement. In 2004, the Audit Committee pre-approved all audit-related, tax and other fees billed by KPMG prior to the engagement.

OTHER MATTERS

Expenses of Solicitation

The Board of Directors is making this solicitation. The cost of soliciting proxies, including the preparation, assembling and mailing of the Notice of Annual Meeting, proxy statement, form of proxy and other soliciting material, as well as the cost of forwarding such material to the beneficial owners of the shares of record, will be borne by the Company. Directors, officers and employees of the Company may also solicit proxies, by further mailings, personal conversations or by telephone but such individuals will not receive any additional compensation for these actions. The Company may reimburse brokers and others holding shares in their names or in the names of nominees for their reasonable out-of-pocket expenses incurred in sending the proxy materials to principals and beneficial owners. The Company may also use the services of paid solicitors.

Stockholder Proposals for the 2006 Annual Meeting

From time to time, stockholders present proposals, which may be proper subject for inclusion in the proxy statement and for consideration at the next Annual Meeting of Stockholders. Any stockholder who desires to bring a proposal at the Company’s 2006 Annual Meeting of Stockholders without including such proposal in the Company’s proxy statement, must deliver written notice thereof to the Secretary of the Company not before November 29, 2005 and not later than February 7, 2006. Stockholder proposals intended to be included in the 2006 proxy statement must be received by the Company no later than December 9, 2005 and otherwise comply with the requirements of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

If a stockholder proposal is not properly submitted for inclusion in the 2006 proxy statement pursuant to the requirements described above (but otherwise complies with the advanced notice provisions of the Company’s by-laws), management will be permitted to vote proxies in its discretion if it advises stockholders in the 2006 Proxy Statement about the nature of the matter and how management intends to vote on such matter.

Annual Report

Stockholders will receive with this proxy statement a copy of the Company’s Annual Report including the financial statements and the financial statement schedules included in the Company’s annual report on Form 10-K as filed with the SEC for the fiscal year ended December 31, 2004 and certain exhibits thereto. Stockholders may request additional copies in writing at the following address:

AMN Healthcare Services, Inc.

Attention:    Denise L. Jackson

Senior Vice President, General Counsel and Secretary

12400 High Bluff Drive, Suite 100

San Diego, California 92130

In the event that the exhibits to the annual report on Form 10-K are requested, a fee may be charged for reproduction of such exhibits.

Other Business

As of the date of this proxy statement, the Board of Directors is not aware of any matters that will be presented for action at the Annual Meeting other than those described in this proxy statement. Should other business be properly brought before the Annual Meeting, it is intended that the accompanying proxy will be voted thereon in the discretion of the persons named as proxies.

AMN HEALTHCARE SERVICES, INC. ANNUAL MEETING OF STOCKHOLDERS TO

BE HELD ON MAY 4, 2005

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

The undersigned, revoking all previous proxies, hereby appoints Robert B. Haas, Steven C. Francis and William F. Miller III, or any of them, as attorneys and proxies with full power of substitution and resubstitution to represent the undersigned and to vote all shares of Common Stock of AMN Healthcare Services, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 4, 2005 at 8:30 a.m. at the Company’s headquarters located at 12400 High Bluff Drive, Suite 100, San Diego, California, or at any adjournment or adjournments thereof, with all powers which the undersigned would possess if personally present.

1.      Election of seven directors to hold office until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified, or until the director resigns, is removed, or becomes disqualified:

	FOR	AGAINST	WITHHOLD AUTHORITY
Robert B. Haas	_______________	_______________	_______________
Steven C. Francis	_______________	_______________	_______________
Susan R. Nowakowski	_______________	_______________	_______________
William F. Miller III	_______________	_______________	_______________
Andrew M. Stern	_______________	_______________	_______________
Douglas D. Wheat	_______________	_______________	_______________
Kenneth F. Yontz	_______________	_______________	_______________

2. Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005:

	FOR	AGAINST	ABSTAIN
	_______________	_______________	_______________

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

If no direction is made, this proxy will be voted FOR electing each of the seven (7) nominees to the Board of Directors and FOR ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

Please sign exactly as your name appears on the mailing label. When joint tenants hold shares, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in the corporate name by the president or another authorized officer. If a partnership, please sign in the partnership name by an authorized person.

Dated: , 2005

Signature

Signature, if held jointly

Title, if signing as attorney, executor, administrator, trustee or guardian

Name (Print)

Number of shares of Common Stock owned

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY

PROMPTLY BY USING THE ENCLOSED ENVELOPE